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 Thursday August 13, 9:16 am Eastern Time

 Company Press Release

 SOURCE: Mark Centers Trust

 RD Capital Acquired Control of Mark
 Centers Trust, Renamed Acadia Realty Trust

 Merger Creates $600 Million REIT

 New Management Arranged $100 Million Cash Infusion and Contributed $265 Million of Property

NEW YORK, Aug. 13 /PRNewswire/ -- RD Capital, Inc. acquired control of Mark Centers Trust (NYSE: MCT - news) yesterday following formal approval by MCT's shareholders of the contribution agreement between the two companies, originally announced on April 16, 1998. The resulting Real Estate Investment Trust, renamed Acadia Realty Trust (NYSE: AKR - news), specializes in neighborhood and community shopping centers and multi-family properties primarily in the Eastern and Midwestern U.S. Acadia currently has 56 properties totaling in excess of 11 million square feet and a total market capitalization of approximately $600 million.

Acadia Realty Trust ("Acadia"), which has relocated its headquarters to New York, is headed by a new executive management team consisting of Ross Dworman, Chairman and Chief Executive Officer, and Kenneth F. Bernstein, President. Previously, Dworman was President and Chief Executive Officer and Bernstein was Chief Operating Officer of RD Capital where they worked together for eight years building an organization, which from 1989-1998 acquired and enhanced the value of more than 40 properties valued at over $500 million. The new management team will bring its focus of generating attractive growth through acquisitions, aggressive leasing and redevelopment of existing assets to Acadia.

According to Dworman, Acadia is poised for growth with a restructured balanced sheet and an 86% leased portfolio with significant upside. As a result of the transaction, the company has been repositioned with the addition of $265 million of high quality assets aand a $100 million cash infusion from RD Capital, $76.6 million of which was used to repay debt. "We have identified several key opportunities in the portfolio to significantly increase FFO over the next three years," Dworman said.

"We have a strong institutional investor base which is supportive of Acadia's strategy and is confident in our ability to implement it in a disciplined fashion," Bernstein concluded.

Structured as an UPREIT, Acadia is a fully integrated real estate operating company focused primarily on the acquisition, redevelopment, ownership, and management of neighborhood and community shopping centers and multi-family properties in the East and Midwestern regions of the United States.





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Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risk, uncertainties and to other factors which may cause the actual results, performances, or achievements of Acadia to be materially different from any future results, performances, or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.



SOURCE: Mark Centers Trust